Exhibit 99

                American Greetings Announces Sale of Magnivision

    CLEVELAND, July 30 /PRNewswire-FirstCall/ -- American Greetings Corp. (NYSE: AM) today announced it has signed a letter of agreement to sell its Magnivision nonprescription reading glasses subsidiary to an affiliate of AAi.FosterGrant in a cash transaction. Terms of the deal were not disclosed.

    Zev Weiss, chief executive officer of American Greetings, said the sale of Magnivision reflects the Corporation's strategy of focusing resources on businesses that are closely related to its core competence of social expression. "As we have stated, we are evaluating our entire business portfolio," Weiss said, "and Magnivision, while a strong and profitable company, is a better strategic fit for AAi.FosterGrant than it is for us. We decided that we can generate more value for our shareholders by divesting Magnivision than by operating it ourselves."

    The Corporation expects the transaction, which is subject to Hart-Scott-Rodino approval and other applicable conditions, to close in approximately 30 to 60 days. Magnivision will become a part of the AAi.FosterGrant family of companies once the sale is final.

    AAi.FosterGrant, a designer and marketer of sunglasses, reading glasses, optical frames and jewelry, is located in Smithfield, R.I. and employs about 1,200 people worldwide.


    About Magnivision

    Magnivision is the world's largest manufacturer and distributor of nonprescription reading glasses sold over the counter. Located in Miramar, Fla., Magnivision generates gross sales of approximately $80 million and employs about 200 full-time associates and about 1,000 part-time merchandisers.


    About American Greetings Corporation

    American Greetings Corporation (NYSE: AM) is one of the world's largest manufacturers of social expression products. Along with greeting cards, its product lines include gift wrap, party goods, reading glasses, candles, stationery, calendars, educational products, ornaments and electronic greetings. Located in Cleveland, Ohio, American Greetings generates annual net sales of approximately $2 billion. For more information on the Corporation, visit http://corporate.americangreetings.com .


    The statements contained in this release that are not historical facts are forward-looking statements. Forward-looking statements are generally identified by words such as "believes," "anticipates," "expects," "plans," "should," "estimates" and similar expressions. These forward-looking statements involve risks and uncertainties. Factors that could cause actual results to differ materially from those stated or implied in our forward-looking statements, include but are not limited to: retail bankruptcies and consolidations, successful integration of acquisitions, successful transition of management, a weak retail environment, consumer acceptance of products as priced and marketed, the impact of technology on core product sales, competitive terms of sale offered to customers, successfully implementing supply chain improvements and achieving projected cost savings from those improvements, and the Corporation's ability to comply with its debt covenants. Risks pertaining specifically to the Corporation's interactive business segment include the viability of online advertising and subscriptions as revenue generators and the public's acceptance of online greetings and other social expression products.

    In addition, this release contains time-sensitive information that reflects management's best analysis as of the date of this release. American Greetings does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in the Corporation's periodic filings with the Securities and Exchange Commission.



SOURCE  American Greetings Corporation
    -0-                             07/30/2004
    /CONTACT: David D. Poplar, Investor Relations Manager of American Greetings, +1-216-252-4864/
    /Web site:  http://corporate.americangreetings.com /
    (AM)

CO:  American Greetings Corporation
ST:  Ohio, Rhode Island, Florida
IN:  REA HOU
SU:  TNM